Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

For more information, contact:

Liz Bauer, Senior Vice President

(303) 804-4065

E-mail: liz_bauer@csgsystems.com

CSG SYSTEMS INTERNATIONAL, INC. ANNOUNCES

$350 MILLION STOCK BUYBACK

ENGLEWOOD, COLO. (July 18, 2006) — CSG Systems International, Inc. (Nasdaq: CSGS), a leading provider of customer care and billing solutions, today announced that its Board of Directors authorized the repurchase of up to $350 million of the company’s outstanding common stock through a Rule 10b5-1 stock repurchase plan. In conjunction with this action, the Board approved a 10 million share increase in the number of shares authorized for repurchase under the company’s stock repurchase program, bringing the total number of authorized shares under the program to 30 million. The company has repurchased approximately 14 million shares under the program since its inception in 1999, leaving approximately 16 million shares available for repurchase under the program.

“The authorization provides the company with the flexibility to use the 10b5-1 plan to return capital to our shareholders in an efficient and effective manner,” Bernard Reznicek, chairman of the Board for CSG Systems International, Inc. said. “We have a strong history of repurchasing our own stock. With the strong cash flows that are generated by our business, we have ample capital resources to fund our growth through continued investments in Research and Development and through complementary acquisitions.”

Rule 10b5-1 plans facilitate achieving stock buyback objectives more readily by permitting the execution of trades during periods that would otherwise be prohibited by internal trading policies. The company expects to begin repurchasing shares under this new plan in early August 2006, and expects to complete the $350 million of stock repurchases within 12 to 15 months. When completed, this is expected to represent approximately 30 percent of the company’s 47 million diluted shares of common stock currently outstanding.

About CSG Systems International

Headquartered in Englewood, Colorado, CSG Systems International (Nasdaq: CSGS) is a leading provider of outsourced billing, customer care and print and mail solutions and services supporting the North American convergent broadband and direct broadcast satellite markets. CSG’s solutions support some of the world’s largest and most innovative providers of bundled multi-channel video, Internet, voice and IP-based services. CSG’s unique combination of solutions, services and expertise ensure that cable and satellite operators can continue to rapidly launch new service offerings, improve operational efficiencies and deliver a high-quality customer experience in a competitive and ever-changing marketplace. CSG is a S&P Midcap 400 company. For more information, visit our website at www.csgsystems.com.

CSG’s “Safe Harbor” Statement

This news release contains forward-looking statements as defined under the Securities Act of 1933, as amended, that are based on assumptions about a number of important factors and involve risks and uncertainties that could cause actual results to differ materially from what appears in this news release. These factors include, but are not limited to: 1) CSG’s ability to continue to perform satisfactorily and maintain good customer relations with its five largest clients, Comcast Corporation, Echostar Communications, Time Warner, Inc., Charter Communications and

CSG Systems International, Inc.

April 25, 2006

Adelphia Communications, which combined make up approximately 70% of CSG’s revenues; 2) the continued acceptance of CSG Advanced Convergent Platform and its related products and services; 3) CSG’s ability to enhance current products and develop new technology that will retain existing clients and capture new market share; 4) significant forays into new markets, which may prove costly and unprofitable; 5) the degree to which CSG’s expectations of market penetration and consumer acceptance of advanced IP services prove true — and even if realized, CSG’s ability to meet the billing and customer care needs of those markets; 6) client consolidation, which has decreased the number of potential buyers for many of CSG’s products and services; 7) CSG’s ability to renew contracts and sell additional products and services to existing and new clients; 8) CSG’s ability to successfully deliver on lengthy and/or complex implementation projects, which by their nature, carry much more risk, and 9) CSG’s ability to successfully integrate and manage acquired businesses or assets in order to achieve the expected strategic, operating and financial goals established for such acquisitions. This list is not exhaustive and readers are encouraged to review the additional risks and important factors described in CSG’s reports on Forms 10-K and 10-Q and other filings made with the SEC.